Exhibit 99.1

Achillion Announces Private Placement of $50 Million

–Proceeds to Fund Expanding Pipeline of HCV Candidates–

–Clinical Update Conference Call Scheduled for August 19th at 10:00 a.m. ET–

New Haven, Conn.—August 18, 2010—Achillion Pharmaceuticals, Inc., (NASDAQ: ACHN) a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today announced that it has entered into definitive agreements for the purchase of $50.1 million of Achillion’s common stock and warrants in a private placement financing with a select group of institutional and accredited investors, namely Domain Associates, Clarus Ventures, Quaker BioVentures and Pappas Ventures. The investment in Achillion consists of the sale and issuance of 19,755,101 shares of common stock at a price of $2.49 per share, the consolidated closing bid price reported by NASDAQ on August 17, 2010, as well as the sale and issuance of warrants to purchase 0.35 shares of common stock for each share of common stock at a price of $0.125 per warrant share. The warrants, which represent the right to acquire an aggregate of 6,921,285 shares of common stock, have a seven-year term from the date of issuance and will be exercisable at a price of $3.1125 per share. The transaction is expected to close on or about August 20, 2010, subject to the satisfaction of certain customary closing conditions.

The Company expects net proceeds at closing of approximately $50.0 million after the deduction of offering expenses. Funding from the financing will be used to advance Achillion’s pipeline of antiviral candidates for hepatitis C including ACH-1625, a protease inhibitor expected to enter phase 2 clinical trials next month, ACH-2684, a pan-genotypic protease inhibitor and ACH-2928, an NS5A inhibitor, the latter two preclinical candidates with investigational new drug applications planned for early 2011.

“We believe this financing gives us the resources to meaningfully advance our portfolio of clinical candidates for chronic HCV infection to significant milestones,” said Michael Kishbauch, President and Chief Executive Officer of Achillion. “Our portfolio is led by protease inhibitor ACH-1625, a potentially best-in-class compound. ACH-1625 has already demonstrated clinical proof of concept as a potent inhibitor of HCV NS3 protease, with a remarkably clean safety and tolerability profile, a unique PK profile, and once-daily dosing. That compound is followed by pan-genotypic inhibitor ACH-2684 and NS5A inhibitor ACH-2928, both of which we anticipate will enter the clinic in early 2011. With several potential combinations, some of which could operate synergistically, we are quite excited about the possibility of initiating combination studies of ACH-1625 with our other inhibitors as soon as possible.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

Conference Call Scheduled for August 19

Achillion will discuss the use of proceeds from the offering, as well as provide an update on program progress when it hosts a conference call at 10:00 a.m. ET on August 19, 2010. The call may be joined via telephone by dialing (866) 743-9944 or (720) 545-0058 (for international participants) at least 5 minutes prior to the start of the call and using the conference confirmation code 9701454. An audio replay will be available through August 24, 2010 by dialing (800) 642-1687 or (706) 645-9291 (international) and using the conference confirmation code 95377025.

A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.achillion.com. An archived audio webcast will be available on the Achillion website approximately two hours after the event and will be archived for three months.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease, including hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of our drug candidates, which may not be duplicated in future preclinical studies or in future clinical studies, if any, Achillion’s expectations regarding the timing of preclinical and clinical trials and Achillion’s expectations regarding its drug candidates’ potential for combination therapy. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Company Contact: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Investors: Anne Marie Fields Lippert/Heilshorn & Associates, Inc. Tel. (212) 838-3777 afields@lhai.com

Bruce Voss Lippert/Heilshorn & Associates, Inc. Tel. (310) 691-7100 bvoss@lhai.com